EXHIBIT 8
                                                                 to SCHEDULE 13D

                                VOTING AGREEMENT

                  This VOTING AGREEMENT dated as of September 28, 2001 is made and entered into by and among Nortel Networks Inc., a Delaware corporation ("NORTEL NETWORKS") and each of the stockholders listed on SCHEDULE I attached hereto (each such stockholder, a "STOCKHOLDER").

                  WHEREAS, Nortel Networks and Metromedia Fiber Network, Inc., a Delaware corporation ("MFN"), propose to enter into a warrant agreement, a copy of which is attached hereto as ANNEX A (the "WARRANT Agreement"; capitalized terms not defined herein shall have the meaning ascribed to them in the Warrant Agreement), pursuant to which MFN will issue Warrants to Nortel Networks on the terms provided for therein;

                  WHEREAS, each Stockholder owns the shares of capital stock or voting securities of MFN set forth opposite its name on SCHEDULE I hereto (the "MFN SHARES"); and

                  WHEREAS, as a condition to Nortel Networks' willingness to enter into the Warrant Agreement and the Note Agreement, Nortel Networks desires to establish in this Voting Agreement certain terms and conditions concerning
(i) the voting of the MFN Shares with respect to the issuances (the "EQUITY ISSUANCES") of common stock (or securities convertible into or exercisable for common stock) of the Issuer pursuant to the terms of the Note Agreement and Warrant Agreement and (ii) the disposition of the MFN Shares;

                  NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Voting Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:


                                    ARTICLE I

                          COVENANTS OF THE STOCKHOLDER


                  1.01     APPROVAL OF EQUITY ISSUANCES.

                  (a) Until such time as the 20-day period provided for in Rule 14c-2(b) under the Exchange Act has expired and the Equity Issuances have been approved by the requisite number of shares of voting stock of MFN, no Stockholder will sell, transfer or otherwise dispose of any of the MFN Shares or any interest therein, exercise any right of conversion with respect to the MFN Shares, deposit any of the MFN Shares into a voting trust or enter into a voting agreement or arrangement or grant any proxy with respect thereto or enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect disposition of any of the MFN Shares.

                  (b) Each Stockholder will, with respect to all MFN Shares either owned of record on the record date for voting at any annual or special meeting of MFN stockholders to be held for the purpose of voting on the Equity Issuances or for granting any written consent in connection with the solicitation of written consents in lieu of such a meeting, or with respect to which the Stockholder otherwise controls the vote, vote or cause to be voted such shares (or execute written consents with respect to such shares) (i) in favor of the Equity Issuances and (ii) in favor of any other matter necessary for the consummation of the transactions contemplated by the Warrant Agreement.


                                   ARTICLE II

                REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDER

                  Each Stockholder hereby represents and warrants to Nortel Networks as follows:

                  2.01 OWNERSHIP OF MFN SHARES. The Stockholder represents and warrants to Nortel Networks that such Stockholder owns, beneficially and of record, as of the date hereof, the shares of capital stock or voting securities of MFN set forth opposite its name on SCHEDULE I attached hereto, subject to no rights of others and free and clear of all liens. The Stockholder's right to vote or dispose of the MFN Shares is not subject to any voting trust, voting agreement, voting arrangement or proxy and the Stockholder has not entered into any contract, option or other arrangement or undertaking with respect thereto, except for that certain Voting Agreement, dated as of September 6, 2001, in favor of each Person named on the signature pages thereto, which is substantially identical to this Agreement.

                  2.02 AUTHORITY. This Voting Agreement has been duly and validly executed and delivered by the Stockholder and constitutes a legal, valid and binding obligation of the Stockholder enforceable against the Stockholder in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                  2.03 NO CONFLICTS. The execution and delivery by the Stockholder of this Voting Agreement do not, and the performance by the Stockholder of its obligations under this Voting Agreement will not:

                  (a) conflict with or result in a violation or breach of any term or provision of its partnership agreement or other organizational documents, or any law, statute, rule or regulation or any order, judgment or decree of any governmental or regulatory authority applicable to the Stockholder or any of its properties or assets; or

                  (b) (i) conflict with or result in a violation or breach of, (ii) constitute (with or without notice or lapse of time or both) a default under, (iii) require the Stockholder to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of, or (iv) result in the creation or imposition of any Lien upon any of the Stockholder's properties or assets under, any contract, agreement, plan, permit or license to which the Stockholder is a party.

                  2.04 GOVERNMENTAL APPROVALS AND FILINGS. No consent, approval or action of, filing with or notice to any Governmental Authority on the part of the Stockholder is required in connection with the execution, delivery and performance of this Voting Agreement.

                                   ARTICLE III

                               GENERAL PROVISIONS

                  3.01 NO ASSIGNMENT; BINDING EFFECT. Neither this Voting Agreement nor any right, interest or obligation hereunder may be assigned by any party hereto without the prior written consent of the other party hereto and any attempt to do so will be void. Subject to the preceding sentence, this Voting Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns and legal representatives.

                  3.02 SPECIFIC PERFORMANCE; LEGAL FEES. The parties acknowledge that money damages are not an adequate remedy for violations of any provision of this Voting Agreement and that any party may, in its sole discretion, apply to a court of competent jurisdiction for specific performance for injunctive or such other relief as such court may deem just and proper in order to enforce any such provision or prevent any violation hereof and, to the extent permitted by applicable law, each party waives any objection to the imposition of such relief. The parties hereto agree that, in the event that any party to this Voting Agreement shall bring any legal action or proceeding to enforce or to seek damages or other relief arising from an alleged breach of any term or provision of this Voting Agreement by the other party, the prevailing party in any such action or proceeding shall be entitled to an award of, and the other party to such action or proceeding shall pay, the reasonable fees and expenses of legal counsel to the prevailing party.

                  3.03 HEADINGS. The headings used in this Voting Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

                  3.04 INVALID PROVISIONS. If any provision of this Voting Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of any party hereto under this Voting Agreement will not be materially and adversely affected thereby, (i) such provision will be fully severable, (ii) this Voting Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof and (iii) the remaining provisions of this Voting Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.

                  3.05 GOVERNING LAW. This Voting Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to the conflicts of law principles thereof.

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

                  3.06 COUNTERPARTS. This Voting Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

                  3.07 TERM. The term of this Voting Agreement shall be one year from the date hereof, PROVIDED, HOWEVER, that if the transactions contemplated by the Note Agreement and the Warrant Agreement shall have been abandoned by the Purchasers, then this Voting Agreement shall have no further force and effect.


                            [SIGNATURE PAGE FOLLOWS.]

                  IN WITNESS WHEREOF, each party hereto has signed this Voting Agreement, or caused this Voting Agreement to be signed by its officer thereunto duly authorized, as of the date first above written.


                                   STOCKHOLDERS

                                   METROMEDIA COMPANY


                                   By:  /s/ Nick Tanzi
                                        ---------------------------------------
                                   Name:  Nick Tanzi
                                        ---------------------------------------
                                   Title: President & COO
                                        ---------------------------------------


                                   John W. Kluge


                                   /s/ John W. Kluge
                                   --------------------------------------------


                                   Stuart Subotnick


                                   /s/ Stuart Subotnick
                                   --------------------------------------------


                                   Stephen A. Garofalo


                                   /s/ Stephen A. Garofalo
                                   --------------------------------------------

                                   NORTEL NETWORKS INC.


                                   By:  /s/ Mitchell L. Stone
                                        ---------------------------------------
                                   Name:  Mitchell L. Stone
                                        ---------------------------------------
                                   Title: Director, Customer Finance
                                        ---------------------------------------

                                   SCHEDULE I


                                                  CLASS A COMMON STOCK           CLASS B COMMON STOCK
         NAME OF STOCKHOLDER                     -------------------------   ----------------------------
         -------------------                     DIRECTLY     BENEFICIALLY        DIRECTLY   BENEFICIALLY
                                                  OWNED           OWNED            OWNED         OWNED
                                                  -----           -----            -----         -----
Metromedia Company..................                -               -            62,924,096        -

John W. Kluge.......................                -            3,177,000 (1)     -           62,924,096 (2)

Stuart Subotnick....................                -            4,683,500 (3)    4,454,448    63,084,096 (4)

Stephen A. Garofalo.................              82,334,846     6,259,000 (5)     -               -


1 Includes options to purchase 700,000 shares of the Company's Class A Common Stock at an exercise price of $28.5625 per share owned by the Kluge Trust (i.e., The Trust Agreement, dated May 30, 1984 (as amended and restated), between John W. Kluge, as Grantor, and John W. Kluge, Chase Manhattan Bank and Stuart Subotnick, as Trustees.

2    Represents shares held by Metromedia Company.

3 Includes presently exercisable options to purchase 2,733,500 and 700,000 shares of the Company's Class A Common Stock at an exercise price of $0.12313 and $28,5625 per share, respectively. Also includes 1,250,000 shares held by three trusts for which Mr. Subotnick serves as Trustee.

4 Includes 62,924,096 shares owned by Metromedia Company and shares owned by the Subotnick Family Trust, the Paula Subotnick Trust and the Bryan Subotnick Trust.

5 Includes presently exercisable options to purchase 1,233,962, 4,761,489 and 263,549 shares of the Company's Class A Common Stock owned by Mr. Garofalo, the Stephen A. Garofalo Annuity Trust No. 1 and the Garofalo Annuity Trust No. 2, respectively, having an exercise price of $0.12313 per share.

                                        7